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                                                                    Exhibit 23.1



                        CONSENT OF INDEPENDENT AUDITORS
                        -------------------------------




THE BOARD OF DIRECTORS
TRANSMONTAIGNE OIL COMPANY:


We consent to incorporation by reference in the registration statement (no. 333-23691) on Form S-3 and the registration statements (nos. 333-04405, 333-15055 and 333-34579) on Form S-8 of TransMontaigne Oil Company of our report dated July 10, 1998 relating to the consolidated balance sheets of TransMontaigne Oil Company and subsidiaries as of April 30, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended April 30, 1998, which report appears in the April 30, 1998, annual report on Form 10-K of TransMontaigne Oil Company.



                                             KPMG PEAT MARWICK LLP


Denver, Colorado
July 27, 1998